Exhibit 10.1

EXECUTION COPY

SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Settlement Agreement and General Release (this “Agreement”) is entered into between (a) GCA Savvian Advisors, LLC (“GCA Savvian” or “Plaintiff”), and (b) Violin Memory, Inc. (“Violin Memory” or “Defendant”) (collectively with Plaintiff, the “Parties”).1 Subject to the terms and conditions expressly provided herein, this Agreement is intended to fully, finally and forever compromise, settle, release, resolve, and dismiss with prejudice all claims asserted in the Action.

WHEREAS:

A. On or about September 21, 2010, the Parties executed an engagement letter (the “Engagement Letter”), pursuant to which GCA Savvian would serve as Violin Memory’s financial advisor.

B. On August 23, 2012, GCA Savvian filed a one-count complaint for breach of contract (the “GCA Savvian Action”) against Violin Memory in the Superior Court of the State of California, County of San Francisco, alleging that Violin Memory had not paid GCA Savvian fees that were allegedly owing under the Engagement Letter.

C. On November 2, 2012, Violin Memory filed an answer and cross-complaint against GCA Savvian (the “Violin Memory Action”). The cross-complaint brought claims against GCA Savvian for intentional fraud and deceit, constructive fraud, breach of fiduciary duty, negligent misrepresentation, breach of contract, and violation of the covenant of good faith and fair dealing.

D. On August 26, 2013, GCA Savvian filed its First Amended Complaint (the “Complaint”), which is the operative complaint in the Action. On October 2, 2013, Violin Memory served its answer to the Complaint.

[1]	All terms with initial capitalization not otherwise defined herein shall have the meanings ascribed to them in ¶ 1 herein.

E. The Parties commenced discovery in 2013. The Parties exchanged thousands of documents during the course of 2013 and conducted two depositions in 2014.

F. Beginning in February 2014, the Parties engaged in negotiations in an attempt to resolve the Action.

G. This Agreement has been duly executed by the undersigned signatories and reflects the final and binding agreement between the Parties.

H. This Agreement constitutes a compromise of matters that are in dispute between the Parties. The Parties are entering into this Agreement solely to eliminate the uncertainty, burden and expense of further litigation. Each of the Parties has denied and continues to deny any wrongdoing, and this Agreement shall in no event be construed or deemed to be evidence of or an admission or concession on the part of either of the Parties of their respective releasees with respect to any claim or allegation of any fault or liability or wrongdoing or damage whatsoever, or any infirmity in the defenses that the Parties have, or could have, asserted. Violin Memory expressly denies that GCA Savvian has asserted any valid claims as to it, and expressly denies any and all allegations of fault, liability, wrongdoing or damages whatsoever. This Agreement shall in no event be construed or deemed to be evidence of or an admission or concession on the part of GCA Savvian of any infirmity in any of the claims asserted in the GCA Savvian Action, or an admission or concession that any of Violin Memory’s defenses to liability had any merit. Similarly, GCA Savvian expressly denies that Violin Memory has asserted any valid cross-claims as to it, and expressly denies any and all allegations of fault, liability, wrongdoing or damages whatsoever. This Agreement shall in no event be construed or deemed to be evidence of or an admission or concession on the part of Violin Memory of any infirmity in any of the cross-claims asserted in the Violin Memory Action, or an admission or concession that any of GCA Savvian’s defenses to liability had any merit. Each of the Parties recognizes and acknowledges, however, that the Action has been initiated, filed, prosecuted and defended in good faith, and that the Action is being voluntarily settled with the advice of counsel.

NOW THEREFORE, without any admission or concession by the Parties of any lack of merit of any claim, cross-claim, or defense in the Action, and without any admission or concession of any liability or wrongdoing, it is hereby AGREED, by and among the Parties, that in consideration of the benefits flowing to the Parties from the Settlement, all Released Plaintiff’s Claims as against the Violin Memory Releasees, and all Released Defendant’s Claims as against the GCA Savvian Releasees, shall be fully, finally and forever compromised, settled, released, discharged and dismissed with prejudice, upon and subject to the terms and conditions set forth below.

DEFINITIONS

1. As used in this Agreement, the following capitalized terms shall have the following meanings:

(a) “Action” means the GCA Savvian Action and the Violin Memory Action, captioned GCA Savvian Advisors, LLC v. Violin Memory, Inc., No. CGC 12-523598, in the Superior Court of the State of California, County of San Francisco.

(b) “Cash Settlement Amount” means the amount of $2,000,000 in cash.

(c) “Court” means the Superior Court of the State of California, County of San Francisco.

(d) “Effective Date” means the date of the execution of this Agreement by the last to sign of Violin Memory and GCA Savvian.

(e) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, or any successor statute or rules and regulations.

(f) “GCA Savvian Releasees” means (i) GCA Savvian; (ii) each of the respective past or present parents, subsidiaries, affiliates, successors and predecessors of GCA Savvian; and (iii) the respective officers, directors, agents, employees, attorneys, advisors, investment advisors, auditors, accountants, insurers, and assigns of the foregoing in (i) and (ii), in their capacities as such.

(g) “Released Claims” means all Released Plaintiff’s Claims and all Released Defendant’s Claims.

(h) “Released Defendant’s Claims” means all claims, debts, demands, rights or causes of action or liabilities whatsoever (including, but not limited to, any claims for damages, interest, attorneys’ fees, expert or consulting fees, and any other costs, expenses or liabilities), whether known claims or Unknown Claims, whether arising under federal, state, local, statutory, common or foreign law, or any other law, rule or regulation, whether fixed or contingent, accrued or un-accrued, liquidated or un-liquidated, at law or in equity, matured or un-matured, whether class or individual in nature, that Violin Memory has asserted in this Action or could have asserted in any forum, whether as a claim, defense, cross-claim, or otherwise.

(i) “Released Plaintiff’s Claims” means all claims, debts, demands, rights or causes of action or liabilities whatsoever (including, but not limited to, any claims for damages, interest, attorneys’ fees, expert or consulting fees, and any other costs, expenses or liabilities), whether known claims or Unknown Claims, whether arising under federal, state, local, statutory common or foreign law, or any other law, rule or regulation, whether fixed or contingent, accrued or un-accrued, liquidated or un-liquidated, at law or in equity, matured or un-matured, whether class or individual in nature, that GCA Savvian asserted in the Action or could have asserted in any forum, whether as a claim, defense, cross-claim, or otherwise, including without limitation those related to the issuance of the Stock Settlement Amount.

(j) “Releasee(s)” means each and any of the GCA Savvian Releasees and each and any of the Violin Memory Releasees.

(k) “Releases” means the releases set forth in ¶¶ 3-4 of this Agreement.

(l) “Rule 144” means Rule 144 adopted by the SEC under the Securities Act, 17 C.F.R. § 230.144.

(m) “SEC” means the United States Securities and Exchange Commission.

(n) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any successor statute or rules and regulations.

(o) “Settlement” means the resolution of the Action in accordance with the terms and provisions of this Agreement.

(p) “Settlement Amount” means the Cash Settlement Amount and the Stock Settlement Amount.

(q) “Stock Settlement Amount” means the number of duly authorized, validly issued and fully paid and non-assessable shares of Violin Memory common stock, par value $0.0001 per share, calculated in the manner prescribed in ¶ 8 below.

(r) “Unknown Claims” means any Released Plaintiff’s Claims which any GCA Savvian Releasee does not know or suspect to exist in his, her or its favor at the time of the release of such claims, and any Released Defendant’s Claims which any Violin Memory

Releasee does not know or suspect to exist in his, her, or its favor at the time of the release of such claims, which, if known by him, her or it, might have affected his, her or its decision(s) with respect to this Settlement.

(s) “Violin Memory Releasees” means (i) Violin Memory; (ii) each of the respective past or present parents, subsidiaries, affiliates, successors and predecessors of Violin Memory; and (iii) the respective past or present officers, directors, agents, employees, attorneys, advisors, investment advisors, auditors, accountants, insurers and assigns, of the foregoing in (i) and (ii) in their capacities as such. Notwithstanding the foregoing, Violin Memory Releasees does not include GCA Savvian.

RELEASE OF CLAIMS

2. The obligations incurred pursuant to this Agreement are in consideration of the full and final disposition of the Action between the Parties and the Releases provided for herein.

3. Upon the Effective Date, without further action by anyone, the GCA Savvian Releasees shall have fully, finally and forever compromised, settled, released, resolved, relinquished, waived and discharged each and every Released Plaintiff’s Claim against the Violin Memory Releasees and shall forever be enjoined from prosecuting any or all of the Released Plaintiff’s Claims against any of the Violin Memory Releasees.

4. Upon the Effective Date, without further action by anyone, the Violin Memory Releasees shall have fully, finally and forever compromised, settled, released, resolved, relinquished, waived and discharged each and every Released Defendant’s Claim against the GCA Savvian Releasees, and shall forever be enjoined from prosecuting any or all of the Released Defendant’s Claims against any of the GCA Savvian Releasees.

5. The Parties, having been advised by counsel, acknowledge that they are familiar with the provisions of Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Parties expressly waive and relinquish, to the fullest extent permitted by law, all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction, whether federal or state, with respect to the releases and/or discharges granted in this Agreement. The Parties fully understand that the facts upon which this Agreement is executed may hereafter be other than or different from the facts now believed by the Parties and/or their counsel to be true and expressly accept and assume the risk of such possible difference in facts and agree that this Agreement shall remain effective notwithstanding any such difference in facts. The Parties acknowledge and agree that the Parties’ respective waivers pursuant to this Paragraph is an essential and material term of this Agreement and the Settlement that underlies it and that without such waivers the Settlement would not have been accepted.

6. Notwithstanding ¶¶ 3-5 above, nothing in this Agreement shall bar any action by the Parties to enforce or effectuate the terms of this Agreement.

THE SETTLEMENT CONSIDERATION

7. In consideration of the settlement of the Released Plaintiff’s Claims against the Violin Memory Releasees, and the settlement of the Released Defendant’s Claims against the GCA Savvian Releasees, Violin Memory agrees to do the following:

(a) No later than five (5) business days after this Agreement’s Effective Date, Violin Memory shall pay the Cash Settlement Amount to GCA Savvian by wire transfer based on wire instructions to be provided by GCA Savvian.

(b) No later than five (5) business days after this Agreement’s Effective Date, Violin Memory shall issue to GCA Savvian through a private placement the number of shares representing the Stock Settlement Amount, which will be issued in an uncertificated form on the books of Violin Memory’s transfer agent.

8. The Stock Settlement Amount shall be the number of shares of Violin Memory common stock equal to $500,000, based on the average of the closing bid price of Violin Memory common stock for the five (5) days prior to the Effective Date, rounded to the nearest whole share and reduced, if necessary, so that the number of shares does not exceed 19.9% of all outstanding Violin Memory common stock on such date.

9. Violin Memory represents and warrants that it is, and has been for more than 90 days, subject to the reporting requirements of section 13 or 15(d) of the Exchange Act.

10. With a view to making available to GCA Savvian the benefits of Rule 144, Violin Memory agrees to: (a) make and keep public information available, as those terms are understood and defined in Rule 144; (b) file with the SEC in a timely manner all reports and other documents required of Violin Memory under the Securities Act and the Exchange Act so long as it remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and (c) furnish to CGA Savvian so long as it owns shares constituting the Stock Settlement Amount, promptly upon request, (i) a written statement by Violin Memory, if true, that to the best of its knowledge, it has complied with the reporting, submission and posting requirements of Rule 144 and the Exchange Act, and (ii) such other information as may be reasonably requested to permit GCA Savvian to sell such securities pursuant to Rule 144 without registration.

11. GCA Savvian hereby expressly acknowledges that (a) the Stock Settlement Amount is an expressly bargained-for and material term of this Agreement; (b) the Stock Settlement Amount entails economic and other risks; and (c) Violin Memory makes no representations about the future performance of any Violin Memory common stock issued pursuant to this Agreement. GCA Savvian represents and warrants that it is familiar with the risks inherent in stock ownership; has evaluated and been advised as to those risks; has reviewed Violin Memory’s filings made with the SEC pursuant to the Exchange Act; has had an opportunity to ask Violin Memory such questions as it deems appropriate about the stock constituting the Stock Settlement Amount; and is entering into this Agreement expressly assuming all such risks.

12. Within three (3) business days of the later of GCA Savvian’s receipt of the Cash Settlement Amount or GCA Savvian’s receipt of the Stock Settlement Amount, the Parties shall execute and file with the Court a stipulation of dismissal with prejudice of all claims, cross-claims, and defenses pleaded by each Party in the Action, with each Party to bear its own attorneys’ fees and costs incurred in the Action. The Parties shall take any further actions reasonably necessary to ensure that the Court enters an order of dismissal.

PLACEMENT AND REMOVAL OF LEGENDS

13. GCA Savvian hereby expressly acknowledges that the Stock Settlement Amount will bear a restrictive private placement legend substantially in the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER.

14. Violin Memory agrees that, subject to applicable law, it shall remove the restrictive private placement legend from the stock delivered to GCA Savvian pursuant to ¶ 7(b) if at the time GCA Savvian requests such removal, GCA Savvian provides a shareholder representation letter and, if applicable, broker letter, addressed to Violin Memory and its transfer agent covering customary factual matters establishing the availability of Rule 144 for proposed resales, which may include (a) a representation and acknowledgement that GCA Savvian has held the restricted securities for at least six months and has not transferred, directly or indirectly, the economic consequence of ownership during such period and (b) a representation and acknowledgement that GCA Savvian is not – and has not been for at least 90 days – an affiliate of Violin Memory as that term is defined in Rule 405 of the Securities Act and as that term has been interpreted by the SEC. Within five (5) business days of receiving the required representations from GCA Savvian, Violin Memory shall arrange for the removal of the private placement restrictive legend.

NO ADMISSION OF WRONGDOING

15. Whether or not the Settlement is consummated, this Agreement, the negotiations leading to the execution of this Agreement, and any proceedings taken pursuant to or in connection with this Agreement shall not be offered against any of the Releasees as evidence of, or construed as, or deemed to be evidence of any presumption, concession, or admission with respect to the truth of any fact alleged, or the validity of any claim or cross-claim that was or could have been asserted, or the deficiency of any defense that has been or could have been asserted in this Action or in any other litigation, or of any liability, negligence, fault, or other wrongdoing of any kind, in any civil, criminal or administrative action or proceeding, other than such proceedings as may be necessary to effectuate the provisions of this Agreement.

MISCELLANEOUS PROVISIONS

16. Subject to the provisions of ¶ 19 below, the terms of the Settlement, as reflected in this Agreement, may not be modified or amended, nor may any of its provisions be waived, except by a writing signed on behalf of both GCA Savvian and Violin Memory (or their successors-in-interest). The Parties expressly agree that the provisions of California Civil Code § 1698 do not apply and that the terms of this Agreement may not be modified by the Parties’ course of performance or otherwise, except in accordance with this ¶ 16.

17. The headings herein are used for the purpose of convenience only and are not meant to have legal effect.

18. The administration and consummation of the Settlement as embodied in this Agreement shall be under the authority of the Court, and the Court shall retain jurisdiction for the purpose of enforcing the terms of the Settlement.

19. Any condition in this Agreement may be waived by the party entitled to enforce the condition in a writing signed by that party or its counsel. The waiver of any breach of this Agreement shall not be deemed a waiver of any other prior or subsequent breach of this Agreement. The Parties may agree to reasonable extensions of time to carry out any of the provisions of this Agreement.

20. This Agreement constitutes the entire agreement among the Parties concerning the Settlement. The Parties acknowledge that no other agreements, representations, warranties, or inducements have been made by any Party hereto concerning this Agreement other than those contained and memorialized herein.

21. This Agreement may be executed in one or more counterparts, including by signature transmitted via facsimile or by a .pdf/.tif image of the signature transmitted via email. All executed counterparts and each of them shall be deemed to be one and the same instrument.

22. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Parties, including any and all Releasees and any corporation, partnership, or other entity into or with which any Party hereto may merge, consolidate or reorganize.

23. The construction, interpretation, operation, effect and validity of this Agreement and all documents necessary to effectuate it shall be governed by the internal laws of the State of California without regard to conflicts of laws, except to the extent that federal law requires that federal law govern.

24. Any action arising under or to enforce this Agreement or any portion thereof, shall be commenced only in the Court, unless such action is required to be brought in Federal court, in which case such action shall be commenced in the United States District Court for the Northern District of California.

25. This Agreement shall not be construed more strictly against one Party than another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the Parties. This Agreement is the result of arm’s-length negotiations between the Parties and both Parties have contributed substantially and materially to the preparation of this Agreement.

26. All persons executing this Agreement, or any related documents, warrant and represent that they have the full authority to do so and that they have the authority to take appropriate action required or permitted to be taken pursuant to this Agreement to effectuate its terms.

27. Each of the Parties has been advised by their respective counsel as to the terms of this Agreement. Neither Violin Memory nor Violin Memory’s representatives, agents or attorneys has provided any advice or recommendations to GCA Savvian, including without limitation regarding the Stock Settlement Amount. GCA Savvian hereby expressly disclaims reliance on any representations made by Violin Memory or Violin Memory’s representatives, agents or attorneys with respect to this Agreement and the Stock Settlement Amount provided for herein. Similarly, neither GCA Savvian nor GCA Savvian’s representatives, agents or attorneys has provided any advice or recommendations to Violin Memory, including without limitation regarding the Stock Settlement Amount. Violin Memory hereby expressly disclaims reliance on any representations made by GCA Savvian or GCA Savvian’s representatives, agents or attorneys with respect to this Agreement and the Stock Settlement Amount provided for herein.

28. Each Party shall bear its own costs and attorneys’ fees.

29. Each Party shall be solely responsible for bearing its own tax liability, if any, relating to the Settlement Amount. Neither Party has made any representations to the other, and neither Party is relying on any representations of the other, with respect to any potential tax liability.

30. The Parties may disclose the terms and conditions of this Agreement to non-Parties in the following circumstances: (i) to the extent necessary to enforce or comply with the provisions hereof or to comply with any insurance requirements; (ii) to the extent necessary to comply with any state or federal law, rule or regulation, or self-regulatory organization rule or regulation; (iii) to the extent required by law or by judicial or administrative process, including a lawfully issued subpoena; and (iv) to the extent necessary in the ordinary course of business. Whether such circumstances exist shall be determined from the perspective of a reasonable person in the disclosing Party’s position. If a Party is (a) subpoenaed in another action, (b) served with a demand or request in another action to which it is a party, or (c) served with any legal process by any person or entity who is not a party to this Agreement, seeking information or documents regarding this Agreement, that Party shall notify the other Party of the request, demand, or subpoena as soon as practicable after receipt of the request, demand, or subpoena (and, at a minimum, fourteen (14) calendar days before a response is due) so as to allow the other Party to seek protection from the relevant court(s), agency, or tribunal. In other circumstances not enumerated above, the Parties and their counsel and agents will not disclose the terms and conditions of this Agreement, but they may state without further comment or characterization that the case has been settled to the Parties’ satisfaction. The Parties will not disclose the negotiations leading to this Agreement and will not issue press releases or use other means to publicize this Agreement.

31. The Parties and their counsel agree that ¶ 30 is a material consideration for the Parties entering into this Agreement. However, a breach of this provision shall not affect the continuing validity and effectiveness of the releases granted herein.

32. All agreements made and orders entered during the course of this Action relating to the confidentiality of information, including without limitation the Stipulated Protective Order entered by the Court on April 16, 2013, shall survive this Settlement.

33. Within three (3) business days of the entry of an order dismissing the Action, each Party shall inform any person or entity upon whom it has served a third-party subpoena that the Action has been terminated and the subpoena withdrawn.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the dates indicated below.

DATE: August 6, 2014	GCA SAVVIAN ADVISORS, LLC

By:

/s/ Mark J. McInerney
Signature

Mark J. McInerney
Name

Managing Director
Title

DATE: August 4, 2014	VIOLIN MEMORY, INC.

By:

/s/ Gary Lloyd
Signature

Gary Lloyd
Name

Vice President, General Counsel & Secretary
Title

Approved as to Form:

/s/ Matthew D. Brown	/s/ Orin Snyder
Matthew D. Brown	Orin Snyder
Gordon C. Atkinson	Goutam U. Jois
Laura Elliott	GIBSON, DUNN & CRUTCHER LLP
COOLEY LLP	200 Park Avenue
101 California Street, Fifth Floor	New York, NY 10166
San Francisco, CA 94111-5800	(212) 351-4000
(415) 693-2000	(212) 351-4035 fax
(415) 693-2222 fax

Vanessa A. Pastora
Counsel for GCA Savvian Advisors, LLC	GIBSON, DUNN & CRUTCHER LLP
555 Mission Street
San Francisco, CA 94105-0921
(415) 393-8200
(415) 393-8306 fax

Counsel for Violin Memory, Inc.

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